Exhibit 99.1

Contact:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
(410) 379-3640	(410) 379-3636	(410) 379-3725

GP STRATEGIES REPORTS STRONG THIRD QUARTER 2007 RESULTS

Elkridge, MD, November 8, 2007 - GP Strategies Corporation (NYSE: GPX), a global provider of training and e-Learning solutions, management consulting, and engineering services through its operating subsidiary General Physics Corporation, today reported third quarter 2007 results.

Third Quarter 2007 Highlights:

•      Revenue of $60.8 million, up $16.8 million or 38% compared to the third quarter of 2006
•      Net income of $2.5 million, up $0.8 million or 46% from third quarter 2006 net income of $1.7 million
•      Earnings of $0.15 per diluted share, compared to $0.11 per diluted share for the third quarter of 2006
•      EBITDA of $5.4 million, up $1.8 million or 49% compared to the third quarter of 2006

“I am proud to report that the Company has achieved these strong operating results for the third quarter of 2007, in addition to moving forward on key initiatives,” stated Scott N. Greenberg, CEO of GP Strategies. “The acquisition of Via Training in October is part of our strategy to position ourselves as a leading provider of custom product sales training. When combined with our prior acquisitions, our total sales training services are approaching $90 million in annualized revenue with a resume of clients in the automotive, manufacturing, software, electronics and financial services industries. In addition, we are increasing services to be provided under the previously announced award of a major contract with CIGNA Corporation and continue to make progress with our international expansion initiative. I believe that the Company is well positioned to become a global leader in the custom training and performance improvement industry.”

Third Quarter 2007 Results

Revenue was $60.8 million for the third quarter of 2007 compared to $44.1 million for the third quarter of 2006. The $16.8 million, or 38%, increase in revenue during the third quarter of 2007 is due to the following by business segment:

•                  Sandy Sales Training & Marketing revenue was $14.9 million during the third quarter of 2007. The Sandy Sales Training & Marketing segment was formed as a result of the acquisition of the business of Sandy Corporation in January 2007. Sandy provides custom sales training and print-based and electronic publications primarily to the automotive industry.

•                  Manufacturing & BPO revenue increased $1.9 million, or 8%, to $27.1 million during the third quarter of 2007 from $25.1 million for the third quarter of 2006. The net increase in revenue is largely attributable to our operations in the United Kingdom (UK) to which the acquisition of Smallpeice Enterprises Ltd. (SEL) on June 1, 2007 contributed $1.3 million of revenue during the third quarter of 2007, as well as to increases in business processing outsourcing and technical training services provided to new and existing customers.

•                  Process, Energy & Government revenue was $18.9 million for both the third quarters of 2007 and 2006. Despite revenue being flat quarter over quarter, this segment experienced significant increases in revenue for engineering and training services provided to petroleum and refining customers, offset by decreases in revenue due to the conclusion of hurricane recovery services in 2006 and the completion of chemical demilitarization projects in 2006.

During the third quarter of 2007, operating income increased $1.3 million, or 42%, to $4.4 million, from $3.1 million in the third quarter of 2006. This increase in operating income is primarily attributable to the following:

•                  An increase in gross profit of $2.1 million, or 31%, which consisted of a $1.3 million increase in gross profit attributable to the Sandy Sales Training & Marketing segment and a $0.8 million increase in gross profit in the Process, Energy & Government segment (primarily due to significant increases in profitability on contracts with petroleum and refining customers); offset by

•                  An increase in selling, general and administrative expenses of $0.8 million, or 22%, primarily due to an increase in amortization expense of $0.4 million related to intangible assets recorded in connection with the acquisition of Sandy and an increase in labor, benefits and facilities expense of $0.4 million primarily due to the acquisition of Sandy.

Income before income tax expense was $4.2 million for the third quarter of 2007 compared to $2.9 million for the third quarter of 2006. Net income was $2.5 million, or $0.15 per diluted share, for the third quarter of 2007 compared to $1.7 million, or $0.11 per diluted share, for the third quarter of 2006. The increases in income before income tax expense, net income and earnings per share during the third quarter of 2007 were primarily due to the increases in operating income discussed above.

Nine Months ended September 30, 2007 Results

Revenue was $178.0 million for the nine months ended September 30, 2007 compared to $133.4 million for the same period in 2006. The $44.7 million, or 34%, increase in revenue consisted of $45.5 million of revenue attributable to the Sandy Sales Training & Marketing segment and a $4.6 million increase in revenue attributable to the Manufacturing & BPO segment, offset by a $5.4 million decrease in revenue attributable to the Process, Energy & Government segment. The revenue fluctuations for the nine months ended September 30, 2007 compared to the same period in 2006 are largely due to the same factors discussed above in the third quarter 2007 results.

During the nine months ended September 30, 2007, operating income increased $3.3 million, or 38%, to $12.1 million, compared to $8.8 million for the same period in 2006. The increase in operating income is primarily attributable to the following:

•                  An increase in gross profit of $6.8 million, or 34%, which consisted of a $4.6 million increase in gross profit attributable to the Sandy Sales Training & Marketing segment, a $0.6 million increase in gross profit attributable to the Manufacturing & BPO segment, and a $1.6 million increase in gross profit attributable to the Process, Energy & Government segment (primarily due to significant increases in profitability on contracts with petroleum and refining customers, which occurred despite the overall decline in revenue for this segment); offset by

•                  An increase in selling, general and administrative expenses of $3.4 million, or 32%, primarily due to an increase in amortization expense of $1.3 million related to intangible assets recorded in connection with the acquisition of Sandy, an increase in labor, benefits and facilities expense of $1.1 million due to the acquisition of Sandy, increases in accounting, legal and board of director fees totaling $0.4 million, and the effect of a bad debt recovery of $0.4 million in 2006, which reduced SG&A expenses in 2006 and did not recur in 2007.

Income before income tax expense was $11.8 million for the nine months ended September 30, 2007 compared to $8.3 million for the same period in 2006. Net income was $6.9 million, or $0.40 per diluted share, for the nine months ended September 30, 2007 compared to $4.9 million, or $0.28 per diluted share, for the same period in 2006. The increases in income before income tax expense, net income and earnings per share during the nine months ended September 30, 2007 were primarily due to increased operating income discussed above, which is attributable to increases in income across all business segments as well as the Sandy and SEL acquisitions, which were accretive to earnings in 2007.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on November 8, 2007. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in number for the live conference call will be 888-633-3324 using conference ID number 22946253. A telephone replay of the call will also be available beginning at 11:00 a.m. on November 8th, until 11:59 p.m. on November 22nd. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 22946253.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation, is a NYSE listed company (GPX).  General Physics (GP) is a global provider of training, e-learning solutions, management consulting, and engineering services. Through its Sandy Corporation and Via Training divisions, GP provides custom sales training solutions. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients.  Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers.  Additional information about GP Strategies may be found at www.gpstrategies.com and about General Physics at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,

	2007	2006	2007	2006

Revenue	$60,837	$44,051	$178,038	$133,358
Cost of revenue	51,790	37,141	151,645	113,729
Gross profit	9,047	6,910	26,393	19,629
Selling, general and administrative expenses	4,665	3,827	14,273	10,831
Operating income	4,382	3,083	12,120	8,798
Interest expense	296	376	955	1,233
Other income	148	180	662	764
Income before income tax expense	4,234	2,887	11,827	8,329
Income tax expense	1,690	1,140	4,882	3,468
Net income	$2,544	$1,747	$6,945	$4,861

Other data:	$5,448	$3,645	$15,500	$10,701
EBITDA(1)

Basic weighted average shares outstanding	16,850	15,657	16,581	16,535
Diluted weighted average shares outstanding	17,330	16,555	17,157	17,438

Per common share data:
Basic earnings per share	$0.15	$0.11	$0.42	$0.29
Diluted earnings per share	$0.15	$0.11	$0.40	$0.28

(1)          The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Current assets:
Cash and cash equivalents	$2,662	$8,660
Accounts and other receivables	36,502	26,628
Inventories, net	737	—
Costs and estimated earnings in excess of billings on uncompleted contracts	17,683	11,257
Prepaid expenses and other current assets	6,853	6,411
Total current assets	64,437	52,956
Property, plant and equipment, net	2,805	1,859
Goodwill and other intangibles, net	65,677	57,460
Deferred tax assets	2,235	7,420
Other assets	2,878	1,705
Total assets	$138,032	$121,400

Current liabilities:
Short-term borrowings	$3,330	$—
Current maturities of long-term debt	2,729	30
Accounts payable and accrued expenses	28,569	22,903
Billings in excess of costs and estimated earnings on uncompleted contracts	6,491	6,881
Total current liabilities	41,119	29,814
Long-term debt less current maturities	5,251	10,896
Other non-current liabilities	1,040	959
Total liabilities	47,410	41,669
Total stockholders’ equity	90,622	79,731
Total liabilities and stockholders’ equity	$138,032	$121,400

GP STRATEGIES CORPORATION AND SUBSIDIARIES

Non-GAAP Reconciliation — EBITDA

(In thousands)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,

	2007	2006	2007	2006

Net income	$2,544	$1,747	$6,945	$4,861
Interest expense	296	376	955	1,233
Income tax expense	1,690	1,140	4,882	3,468
Depreciation and amortization	918	382	2,718	1,139
EBITDA(2)	$5,448	$3,645	$15,500	$10,701

(2)          Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back interest expense, income tax expense, and depreciation and amortization to net income. EBITDA should not be considered a substitute for net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

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